EXHIBIT 99.1

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP

ANNOUNCES THIRD QUARTER FISCAL 2008

FINANCIAL RESULTS

Carlsbad, California, November 11, 2008 — Phoenix Footwear Group, Inc. (NYSE Alternext US: PXG), a multi-brand footwear and accessories company, announced today consolidated results for the third quarter and nine months ended September 27, 2008.

Jim Riedman, Phoenix Footwear’s Chairman, commented, “As the retail environment continued to be impacted by mounting economic concerns, we focused our efforts on making improvements in the controllable aspects of our business. We improved our operating efficiencies and expanded gross margins, resulting in a lower operating loss compared to a year ago. In addition, we ended the quarter with significantly reduced inventory and debt levels. However, as we previously reported, this progress was offset by deteriorating consumer spending, resulting in disappointing sales and a loss for the third quarter.”

“Due to the unsettled capital markets and deepening retail challenges, as announced in a separate press release we issued today, our Board of Directors has formed a Special Committee which has engaged BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as its financial advisor, to consider strategic alternatives, including proposals for the purchase of the Company or one or more of its divisions, in an effort to enhance stockholder value. In the meantime, we will continue to diligently execute our strategic plan and capitalize on market opportunities,” concluded Mr. Riedman.

Third Quarter Fiscal 2008 Operating Results

•

Net sales from continuing operations decreased 16.4% to $18.7 million, compared to $22.3 million for the third quarter of fiscal 2007. The Company experienced sales declines across all of its brands, reflecting the challenging retail environment.

•	Gross margin expanded 780 basis points to 32.8%, compared to 25.0% for the third quarter of 2007. The increase was due to strong gross margin growth in the Company’s Trotters and SoftWalk divisions.

•

Operating expenses decreased 3.7% to $8.0 million, or 43% of net sales, compared to $8.3 million, or 37% of net sales, for the third quarter of fiscal 2007. The decrease in operating expenses is primarily attributable to a decrease in headcount in several corporate departments along with tight expense control at the divisional level.

•	Operating loss narrowed to $1.9 million, compared to $2.7 million a year ago.

•

Net loss from continuing operations was $2.1 million, or $0.25 per share, on 8.2 million weighted-average shares outstanding, compared to net loss of $1.8 million, or $0.22 per share, from continuing operations a year ago.

“The extremely challenging economic conditions have negatively impacted our distribution channels, slowed down re-order rates and resulted in weaker than expected performance for all of our brands,” commented Cathy Taylor, Phoenix Footwear’s Chief Executive Officer. “While the recent events in the industry have demonstrated that consumer spending is likely to remain soft through the fourth quarter and into 2009, we believe each of our divisions is well positioned to return to positive growth once the retail climate improves. We remain committed to developing quality products and continuing to build strong relationships with our retail partners.”

Recent Operating Highlights by Brand

•

Tommy Bahama – RELAXED Vulcanized programs and sandal product will be in the market place for the first time by the end of the fourth quarter and available across most channels, including a broad selection at Nordstrom.

•

H.S. Trask – The Company has partnered with David Stoecklein, known as “Photographer of the American West,” to collaborate on H.S. Trask’s Fall 2008 catalog, web site and promote the brand. The launch of a new H.S. Trask web site is scheduled for late November, while a new catalog will be ready for the holiday season. H.S. Trask’s new Fall 2008 products will be in stores by the end of November – beginning of December.

•

Trotters – During the fourth quarter, the Company plans to open additional retail doors at Nordstrom in two regions and expand its distribution in Von Maur for Spring 2009. Additionally, the Company is going to launch a new web site for Trotters in December and establish a new external online partnership with Bon-Ton.

•

SoftWalk –Re-order rates continue to be strong and the Company is in a solid inventory position to support future sales. In addition to a new web site for SoftWalk to be launched in December the Company is going to expand its external online relationship with Bon-Ton. For Spring 2009, the Company plans to start selling its new opened up sandal packages in Nordstrom.

•	Chambers – Men’s and Boy’s mass business is ahead of plan. The Company will be rolling out its Women’s business in Guess stores.

First Nine Months of 2008 Results

•

Net sales from continuing operations decreased 8% to $58.6 million, compared to $63.5 million for the first nine months of fiscal 2007. The net sales decrease was attributable to lower re-order rates across all divisions along with push outs of orders with key retailers in the Company’s H.S. Trask, Tommy Bahama, and Chambers divisions.

•

Gross margin expanded 200 basis points to 34.4%, compared to 32.4% for first nine months of 2007. The improvement in gross margin was primarily attributable to strong gross margin growth in the Company’s Trotters and SoftWalk divisions.

•

Operating expenses decreased 9% to $23.3 million, or 40% of net sales, compared to $25.5 million, or 40% of net sales, for the first nine months of fiscal 2007. The decrease was attributable to a decrease in headcount in several corporate departments along with tight expense control at the divisional level.

•	Operating loss narrowed to $3.1 million, compared to $4.9 million a year ago.

•

Net loss from continuing operations was $4.6 million, or $0.56 per share, on 8.1 million weighted-average shares outstanding. This compares to net loss of $3.4 million, or $0.43 per share, from continuing operations for the first nine months of fiscal 2007.

Balance Sheet and Liquidity

As of September 27, 2008, tangible net worth totaled $15.6 million, or $1.87 per share. The Company’s bank debt, net of cash, totaled $9.4 million. As of September 27, 2008, the Company had $14.0 million in working capital, an increase of $4.0 million from one year ago.

As of September 27, 2008 the Company failed to meet its financial covenants with its bank. The Company is having ongoing discussions with the bank about a replacement facility consistent with the Company’s reduced funding needs. There is no assurance, when or if, an amended or new facility will be provided by the bank.

Suspension of Financial Guidance

Due to the unusual softness at retail and its impact on our business, the Company does not expect to achieve its previously issued financial guidance for fiscal 2008. As a result, the Company is suspending its financial guidance for fiscal 2008.

Third Quarter Fiscal 2008 Conference Call

Phoenix Footwear will host a conference call to discuss the third quarter results today at 4:30 p.m. Eastern Time. To participate in the conference call, investors should dial 800-762-8908 ten minutes prior to the scheduled start time. International callers should dial 480-629-9031. If you are unable to participate in the live call, a replay will be available beginning Tuesday, November 11, at 7:30 p.m. Eastern Time, through Tuesday, November 18, at midnight Eastern Time. To access the replay, dial 800-406-7325 (passcode: 3939925). International callers should dial 303-590-3030 and use the same passcode.

The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, and other accessories. Phoenix Footwear’s brands and licenses include Tommy Bahama Footwear and Accessories®, Trotters®, SoftWalk®, H.S. Trask®, Chambers Belts® and Wrangler. Emphasizing quality, fit and traditional and authentic designs, these brands are primarily sold through department stores, specialty retailers, mass merchants and catalogs. Phoenix Footwear Group, Inc. is traded on the NYSE Alternext US, which was formerly the American Stock Exchange, under the symbol PXG.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding future growth and performance of individual brands, Phoenix Footwear’s expected financial performance and condition for fiscal 2008 and beyond and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring, “ or similar expressions. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 27, 2008 and its Annual Report on Form 10-K for the fiscal year ended December 29, 2007, both which are filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. These include without limitation: including the Phoenix Footwear’s the decision to explore strategic opportunities, Phoenix Footwear’s ability to successfully implement a strategic opportunity, whether a strategic opportunity could result in enhanced stockholder value, Phoenix Footwear’s ability to obtain a waiver of defaults or amendments to its revolving credit facility or comply with any new financial covenants which are established; risk associated with claims arising from past divestitures, including indemnification claims; risks associated with future acquisitions, including potential dilution and integration issues; the concentration of Phoenix Footwear’s sales to a relatively small group of customers; changing consumer preferences and fashion trends; Phoenix’s ability to execute on its growth strategies, including the introduction of new products or the distribution of products through new channels; competition from other companies in Phoenix Footwear’s markets; the potential financial instability of Phoenix Footwear’s customers and the risk of loss of future and pending orders; Phoenix Footwear’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; Phoenix Footwear’s ability to manage inventory levels; fluctuations in its financial results as a result of the seasonality in its business; the risks of doing business in international markets; Phoenix Footwear’s reliance on independent manufacturers; disruptions in Phoenix Footwear’s manufacturing system; the loss of one or more senior executives; fluctuations in the price, availability and quality of raw materials; a decline in general market and economic conditions; and, the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions. Although Phoenix Footwear believes that the assumptions underlying the forward- looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by Phoenix Footwear or any other person that the objectives and plans of Phoenix Footwear will be achieved. All forward-looking statements included in this press release are based on Phoenix Footwear’s current expectations and projections about future events, based on information available at the time of the release, and Phoenix Footwear assumes no obligation to update any forward-looking statements.

Contacts:

P. Douglas Ford	Andrew Greenebaum / Lena Adams
Chief Financial Officer	ICR, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688	agreenebaum@icrinc.com or ladams@icrinc.com

Phoenix Footwear Group, Inc.

Consolidated Condensed Statement of Operations

(In thousands, except per share data)

	For the Three Months Ended (Unaudited)				For the Nine Months Ended (Unaudited)
	September 27, 2008		September 29, 2007		September 27, 2008		September 29, 2007
Net sales	$18,669	100.0%	$22,319	100.0%	$58,591	100.0%	$63,462	100.0%
Cost of goods sold	12,538	67.2%	16,738	75.0%	38,456	65.6%	42,878	67.6%

Gross profit	6,131	32.8%	5,581	25.0%	20,135	34.4%	20,584	32.4%
Operating expenses:
Selling and administrative expenses	7,806	41.8%	7,998	35.8%	24,179	41.3%	24,446	38.5%
Non cash 401k stock grant compensation	43	0.2%	113	0.5%	128	0.2%	400	0.6%
Amortization	150	0.8%	226	1.0%	455	0.8%	676	1.1%
Other (income) expense, net	—	—%	(30)	—%	(1,500)	—%	(28)	—%

Total operating expenses	7,999	42.8%	8,307	37.2%	23,262	39.7%	25,494	40.2%

Operating Loss	(1,868)	-10.0%	(2,726)	-12.2%	(3,127)	-5.3%	(4,910)	-7.7%
Interest expense, net	183		442		1,406		1,107

Loss before income taxes and discontinued operations	(2,051)	-11.0%	(3,168)	-14.2%	(4,533)	-7.7%	(6,017)	-9.5%
Income tax provision (benefit)	7		(1,391)		45		(2,579)

Loss before discontinued operations	(2,058)	-11.0%	(1,777)	-8.0%	(4,578)	-7.8%	(3,438)	-5.4%
(Loss) earnings from discontinued operations, net of tax	(60)	-0.3%	12,839	57.5%	21	0.0%	13,985	22.0%

Net (loss) earnings	$(2,118)	-11.3%	$11,062	49.6%	$(4,557)	-7.8%	$10,547	16.6%

Loss per common share:
Basic and diluted
Continuing operations	$(0.25)		$(0.22)		$(0.56)		$(0.43)
Discontinued operations	(0.01)		1.60		—		1.74

Net loss	$(0.26)		$1.38		$(0.56)		$1.31

Weighted-average shares outstanding:
Basic and diluted	8,166		8,045		8,136		8,026

Phoenix Footwear Group, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	As of September 27, 2008	As of December 29, 2007	As of September 29, 2007
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$472	$2,355	$435
Accounts receivable, net	15,259	14,323	18,960
Inventories, net	18,314	19,874	20,762
Notes receivable	—	13,303	—
Other current assets	1,034	1,661	2,100
Income taxes receivable	545	2,657	—
Deferred income tax asset	—	—	893
Current assets of discontinued operations	—	—	8,608

Total current assets	35,624	54,173	51,758
Property, plant & equipment, net	2,229	1,996	2,132
Goodwill & unamortizable intangibles	6,190	6,190	11,064
Intangible assets, net	4,813	5,268	6,658
Other assets	109	50	50
Deferred income tax asset	—	—	542
Long term assets of discontinued operations	—	—	17,359

	$48,965	$67,677	$89,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable - Line of Credit	$9,919	$22,666	$20,366
Accounts payable	6,599	7,032	8,701
Accrued expenses	2,857	3,833	2,438
Other liabilities	2,219	1,467	1,073
Income taxes payable	16	444	—
Current liabilities of discontinued operations	—	—	9,161

Total current liabilities	21,610	35,442	41,739
Other long term liabilities	684	1,127	1,246
Deferred income tax liability	21	21	—
Long term liabilities of discontinued operations	—	—	3,507

Total liabilities	22,315	36,590	46,492
Stockholders’ equity	26,650	31,087	43,071

	$48,965	$67,677	$89,563

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